Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Adam Grossberg
rfisher@webmd.net	agrossberg@webmd.net
212-624-3817	212-624-3790

WebMD Announces Thomas Coleman to Step Down from its Board of Directors

New York, NY (January 15, 2014) – WebMD Health Corp. (NASDAQ: WBMD) announced that Thomas Coleman is stepping down from its Board of Directors, effective today.

“We are grateful for Tom’s participation as a member of WebMD’s Board. He has always been a supportive and constructive shareholder,” said Martin J. Wygod, Chairman of the Board of WebMD.

Mr. Coleman stated: “It has been an honor to serve on WebMD’s Board. The Board, led by its Chairman Marty Wygod, and its senior management team have done a tremendous job navigating the company through a transitional period. I have been impressed by their dedication and commitment to delivering strong performance and executing on the company’s goals on behalf of all shareholders.”

Mr. Coleman had been appointed to the WebMD Board pursuant to a director appointment agreement between WebMD and Kensico Capital Management Corp. and WebMD will not have any continuing obligations under that agreement. WebMD expects to reduce the size of its Board from ten to nine directors.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, theheart.org, Medscape Education and other owned WebMD sites.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties, including those described in our SEC filings.